EXHIBIT 99.1

Fastenal Company Reports 2010 Second Quarter Earnings

WINONA, Minn., July 13, 2010 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended June 30, 2010. Except for per share information or as otherwise noted below, dollar amounts are in thousands.

Net sales, net earnings, and earnings per share were as follows for the periods ended June 30:

	Six-month period			Three-month period
	2010	2009	Change	2010	2009	Change

Net sales	$1,091,955	964,241	13.2%	$571,183	474,894	20.3%

Net earnings	$125,201	92,232	35.7%	$69,167	43,538	58.9%

Basic and diluted earnings per share	$0.85	0.62	37.1%	$0.47	0.29	62.1%

During the first six months of 2010, Fastenal opened 45 new stores (Fastenal opened 42 new stores in the same period of 2009). The 45 new stores represent an increase of 1.9% since December 31, 2009. (We had 2,369 stores on December 31, 2009.) There were 12,248 total employees as of June 30, 2010, an increase of 1.7% from the 12,045 total employees on December 31, 2009.

COMMENTS REGARDING END MARKETS, MONTHLY SALES CHANGES, AND SEQUENTIAL TRENDS

Note – Daily sales are defined as the sales for the period divided by the number of business days in the period.

This section focuses on three distinct views of our business – end markets, monthly sales changes, and sequential trends. We believe the end market discussion below provides insight into activities with our various types of customers. The next discussion of monthly sales changes provides a good mechanical view of our business based on the age of the store and the final discussion of sales trends provides a framework for understanding the sequential trends in our business since the market decline late in 2008.

END MARKETS:

Fluctuations in end market business – As we saw in 2009, the fluctuations caused by the weakened economy continue to have a substantial impact on our business. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew approximately 15.7% and 29.8% in the first and second quarters of 2010, respectively. In the first, second, third, and fourth quarters of 2009, the daily sales of this business contracted 16.0%, 25.2%, 22.8%, and 10.1%, respectively.  For the year, our total sales to our manufacturing customers contracted 18.8% from 2008 to 2009. The 2009 contraction was more severe in our industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and less severe in the maintenance portion of our manufacturing business (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing).

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales of this business contracted approximately 14.7% in the first quarter of 2010 and grew 0.5% in the second quarter of 2010.  In the first, second, third, and fourth quarters of 2009, the contraction was 6.4%, 19.6%, 25.3%, and 24.8%, respectively.  The total sales contraction for 2009 was 19.4%.

On a sequential basis (that is, comparing a period to the immediately preceding period), the daily average sales to our manufacturing customers have improved each month since May 2009 (with the exception of July and December 2009 and April 2010 due to the holiday impact and February 2010 due to the impact of poor weather). This reversed the negative trend which began in October 2008. This improvement has been partially offset by continued weakening in our non-residential construction business in 2009 and in the first four months of 2010. Our non-residential construction business enjoyed nominal growth in both May and June 2010.

MONTHLY SALES CHANGES:

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2010 group – opened 2005 and earlier, 2009 group – opened 2004 and earlier, and 2008 group – opened 2003 and earlier). This store group is more cyclical due to the increased market share these stores enjoy in their local markets. During each of the first six months in 2010 and each of the twelve months in 2009 and 2008, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%
2009	-12.4%	-14.3%	-21.5%	-25.2%	-25.2%	-26.3%	-26.6%	-24.7%	-24.2%	-21.7%	-15.0%	-12.1%
2008	8.9%	8.8%	9.9%	10.5%	10.4%	11.2%	9.7%	11.3%	8.5%	6.8%	0.9%	-5.1%

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2010 group – opened 2008 and earlier, 2009 group – opened 2007 and earlier, and 2008 group – opened 2006 and earlier) represent a consistent same-store view of our business. During each of the first six months in 2010 and each of the twelve months in 2009 and 2008, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%
2009	-11.2%	-13.8%	-20.1%	-24.0%	-23.7%	-25.1%	-25.4%	-24.0%	-23.1%	-20.9%	-13.7%	-10.6%
2008	12.0%	11.1%	12.5%	13.1%	12.0%	12.0%	10.9%	12.8%	10.5%	8.1%	2.3%	-3.9%

All company sales – During each of the first six months in 2010 and each of the twelve months in 2009 and 2008, all of our selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%
2009	-8.5%	-10.5%	-17.4%	-21.0%	-20.7%	-22.5%	-22.9%	-21.4%	-20.8%	-18.7%	-12.0%	-8.6%
2008	15.6%	15.0%	16.9%	17.1%	16.0%	15.9%	14.8%	16.4%	14.3%	11.9%	6.8%	0.0%

The improvement in the first six months of 2010 continues the trend we saw in the latter half of 2009. The slow-down in the final three months of 2008 and all of 2009 relate to the general economic weakness in the global marketplace.

Several additional factors positively impacted our sales growth in the first six months of 2010: (1) the strengthening Canadian dollar (when compared to the United States dollar) added approximately 0.9 percentage points to our daily sales growth and (2) our Holo-Krome business, which we acquired in December 2009, added approximately 0.5 percentage points to our daily sales growth.

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April 2009 and April 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to the sequential change in our daily sales. The line labeled 'Past' is an historical average of the sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2009' and '2010' lines represent our actual sequential daily sales changes. The '09Delta' line is the difference between the 'Past' and '2009'; similarly, the '10Delta' is the difference between the 'Past' and '2010'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%	-4.7%	-6.0%
2009	-18.3%	-2.6%	-1.4%	-4.9%	2.7%	1.7%	-3.6%	5.5%	3.3%	-0.7%	-2.0%	-9.0%
09Delta	-19.2%	-5.9%	-4.3%	-4.6%	-0.7%	-1.1%	-1.3%	2.9%	0.7%	0.0%	2.7%	-3.0%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%

(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

The 18.3% drop from October 2008 to January 2009 represents the immediate impact of the economy on our business.  During this time frame, our daily sales change, on a year-over-year basis, dropped from 11.9% growth in October to a contraction of 8.5% in January. After January, the trend continued downward as the 'Delta' (or spread between the benchmark and the 2009 actual) in February, March, and April 2009 averaged a negative 4.9%. The daily sales contraction, on a year-over-year basis, was 21.0% in April. The 'Delta' from May 2009 to July 2009 was not as significant, averaging a negative 1.0%.  While this period was still painful, it began to show what we believe was the bottom of the drop. Finally, in the period from August 2009 to December 2009, the 'Delta' improved, and averaged a positive 0.7%. The first six months of 2010 began strong, our business exceeded the trend line in January, February took a step back due to inclement weather, and March reestablished the trend of being at or above the trend line.

A graph of the sequential daily sales change pattern noted above, starting with a base of '100' in the previous October and ending with the next October, would be as follows: http://media.globenewswire.com/cache/11647/file/8500.pdf

PATHWAY TO PROFIT AND ITS IMPACT ON OUR BUSINESS:

During April 2007 we disclosed our intention to alter the growth drivers of our business – For most of the preceding ten years, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (see our disclosure below regarding the temporary slowing of our store growth in 2009 and 2010). Our goal was four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average sales volume per store increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 and 2010 caused us to alter the 'pathway to profit' beginning in 2009. These changes centered on two aspects (1) temporarily slowing store openings to a range of 2% to 5% per year, and (2) stopping headcount additions except for store openings and for stores that are growing.

Our 'pathway to profit' initiative has slowly altered our cost structure over the last several years to increase the portion of our operating costs which are variable versus fixed. This dramatically improved our ability to manage through the current economic environment. As discussed in our third quarter 2009 release, we began to stabilize our store headcount in October 2009. From October 2009 to June 2010 our store full-time headcount has remained stable and our store full-time equivalent (FTE) headcount has increased from 6,944 to 7,309. This initiative also allows us to focus on the three drivers of our business: (1) store headcount, (2) store (or unit) growth, and (3) average sales volume per store, which ultimately drives our level of profitability.

Our original goal was to hit the $125 thousand per month store average by 2012. We believe the duration of the economic weakness could delay the timing of when we achieve the $125 thousand per month average by several years. However, the current economic weakness only serves to strengthen our belief in the 'pathway to profit'.

Future store openings – We indicated in our January 2010 earnings release our plan is to continue increasing the rate of store openings, with the goal of resuming our historical rate of openings of 7% to 10% in the second half of 2010. As noted earlier, during the first six months of 2010, we opened 45 new stores, or an annualized rate of 3.8%. Based on current economic conditions, we anticipate opening 80 to 95 new stores during the second half of 2010, or an annualized rate of 6.8% to 8.0%.

Store count on June 30, 2010 – During the first six months of 2010 we opened 45 new stores (40 were traditional stores and five were strategic account stores). We closed seven traditional store locations and converted one strategic account store location to a customer-only type and converted one customer-only type to a strategic account store location. On June 30, 2010 we had 2,407 stores, this consisted of the 2,369 stores at the start of the year, plus the 45 stores we opened, and the one location we converted, less the seven stores we closed, and less the one store we converted. Over the last several years, we have considered whether or not to close any store where (1) the lease for that store is up for renewal and (2) there is another store in reasonably close proximity to the customer base served by that store. We closed/consolidated eight stores in 2008, ten in 2009, and seven in the first six months of 2010. While we intend to continue this practice, we do not anticipate more than one or two potential closures for the remainder of 2010.

Store Count and Full-Time Equivalent (FTE) Headcount – In response to the 'pathway to profit', we increased both our store count (opening 7.5% and 8.1% new stores in calendar 2008 and 2007, respectively) and our store FTE headcount. However, the rate of increase in store locations has slowed (we opened 3.0% new stores in calendar 2009) and our FTE headcount for all types of personnel has been reduced since the economy weakened late in 2008. The number of stores at quarter end, the average FTE headcount per quarter, and the percentage change were as follows for each of the last five quarters and for first quarter of 2007, the last completed quarter before we began the 'pathway to profit':

	June	March	December	September	June	March
	2010	2010	2009	2009	2009	2007

Store locations	2,407	2,392	2,369	2,352	2,350	2,073
% change (twelve months)	2.4%	2.1%	2.5%	2.3%	3.4%
% change since March 2007	16.1%	15.4%	14.3%	13.5%	13.4%

Store personnel - FTE	7,118	7,004	7,007	7,087	7,203	6,383
Distribution and manufacturing personnel - FTE	1,884	1,800	1,768	1,763	1,856	1,962
Administrative and sales support personnel - FTE	1,298	1,300	1,298	1,322	1,362	1,383
Total - average FTE headcount	10,300	10,104	10,073	10,172	10,421	9,728

% change (twelve months)
Store personnel - FTE	-1.2%	-9.7%	-15.1%	-14.4%	-9.2%
Distribution and manufacturing personnel - FTE	1.5%	-8.7%	-20.3%	-21.4%	-13.5%
Administrative and sales support personnel - FTE	-4.7%	-6.7%	-8.1%	-5.8%	1.1%
Total - average FTE headcount	-1.2%	-9.1%	-15.2%	-14.7%	-8.8%

% change since March 2007
Store personnel - FTE	11.5%	9.7%	9.8%	11.0%	12.8%
Distribution and manufacturing personnel - FTE	-4.0%	-8.3%	-9.9%	-10.1%	-5.4%
Administrative and sales support personnel - FTE	-6.1%	-6.0%	-6.1%	-4.4%	-1.5%
Total - average FTE headcount	5.9%	3.9%	3.5%	4.6%	7.1%

We have reduced our FTE headcount at our store locations 14.0% since our peak of 8,280 FTE headcount in third quarter of 2008, much of this decrease relates to a reduction in part-time hours worked as our absolute headcount numbers related to store personnel declined by 7.9% during this time period. Since the first quarter of 2007, the last completed quarter before we began the 'pathway to profit', our store count is up 16.1%, our store FTE headcount is up 11.5% and our absolute store headcount has increased 21.8% from 6,906 to 8,415. During this timeframe, our non-store FTE headcount has decreased. We believe these fluctuations allow us to manage our expense in the short-term while maintaining our ability to sell into the marketplace.

Store Size and Profitability – The store groups listed in the table below, when combined with our strategic account stores, represented approximately 87% and 89% of our sales in the second quarter of 2010 and 2009, respectively.  Strategic account stores are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 11% to 13%) relate to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business (including our new Holo-Krome business acquired in December 2009), or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $68,980 and $60,400 per month in the second quarter of 2010 and 2009, respectively. This average amount was $74,300 per month in the second quarter of 2007. The average age, number of stores, and pre-tax margin data by store size for the second quarter of 2010 and 2009, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
Three months ended June 30, 2010

$0 to $30,000	4.3	429	17.8%	-10.3%
$30,001 to $60,000	6.9	896	37.2%	13.4%
$60,001 to $100,000	9.6	609	25.3%	23.0%
$100,001 to $150,000	11.8	296	12.3%	26.2%
Over $150,000	16.0	145	6.0%	28.2%
Strategic Account Store		32	1.3%
Total		2,407	100.0%

Three months ended June 30, 2009

$0 to $30,000	3.9	583	24.8%	-20.9%
$30,001 to $60,000	6.5	884	37.6%	8.7%
$60,001 to $100,000	9.5	548	23.3%	19.2%
$100,001 to $150,000	12.2	206	8.8%	23.4%
Over $150,000	15.9	107	4.6%	26.4%
Strategic Account Store		22	0.9%
Total		2,350	100.0%

Note – Amounts may not foot due to rounding difference.

Our goal under the 'pathway to profit' is to increase the sales of our average store to approximately $125,000 per month (see earlier discussion). This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended June 30:

	Six-month period		Three-month period
	2010	2009	2010	2009

Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit	51.6%	52.0%	52.1%	51.1%

Operating and administrative expenses	33.1%	36.5%	32.5%	36.2%
Loss on sale of property and equipment	0.0%	0.1%	0.0%	0.1%
Operating income	18.5%	15.4%	19.6%	14.7%

Interest income	0.0%	0.1%	0.0%	0.1%
Earnings before income taxes	18.5%	15.5%	19.6%	14.8%

Note – Amounts may not foot due to rounding difference.

Gross profit percentage for the first half of 2010 decreased from the same period in 2009; however, the gross profit percentage for the second quarter of 2010 increased from the same period in 2009. Sequentially, the gross profit percentage in the second quarter of 2010 improved from 49.9% and 51.1% in the fourth quarter of 2009 and the first quarter of 2010, respectively. The gross profit percentage was 52.9%, 51.1%, 50.0% and 49.9% in the first, second, third, and fourth quarters of 2009, respectively.

The gross profit percentage drop in 2009 was driven by decreases in three components of gross profit: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized due to the day-to-day fluctuations in customer pricing relative to product and freight costs. This component was negatively influenced by the competitive landscape in 2009 which depressed the prices we could charge for our products; however, this component has generally improved since August 2009. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. This component was negatively influenced by deflationary impacts in 2009 as we were selling inventory sourced at peak costs late in 2008. This component was magnified in 2009 due to the nature of our inventory turns and the dramatic decrease in sales activity during much of the year. However, this component improved in the first and second quarters of 2010 when compared to the fourth quarter of 2009. The third component relates to vendor volume allowances. The gross profit dollars associated with this component dropped dramatically in the second half of 2009. However, this component improved in the first and second quarters of 2010 when compared to the fourth quarter of 2009. We believe these first two components will continue to improve as we progress into the remainder of 2010. This belief is based on (1) our focused effort to raise our transactional margin and (2) the bias we believe exists for some inflation in 2010 rather than the significant deflation we experienced in 2009. The third component has largely recovered during the second quarter to the levels in place in 2008 and in early 2009.  This recovery was driven by the reset of vendor allowance programs which tend to be calendar based.

Operating and administrative expenses improved relative to sales in the second quarter of 2010 versus the second quarter of 2009. Sales grew 20.3% for the quarter; employee related expenses grew 13.7% and all other expenses contracted 1.8%.

Historically, 65% to 70% of our operating and administrative expenses consist of employee related costs. The components would be: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, and (3) education. During the first quarter of 2010 and all four quarters of 2009, this range had reduced to 60% to 65% due to the factors noted below. During the second quarter of 2010, this range moved back to the historical level.

The payroll cost component for the second quarter of 2010 increased 15.3% from the same quarter in 2009 and increased 14.1% from the first quarter of 2010. The disparity between the full-time equivalent headcount decrease noted earlier and the 15.3% annual increase is driven by several factors: (1) sales commissions earned grew more than 30.0% over the same period in 2009 (this increase was amplified by the sales growth and the gross margin expansion, both of which have a meaningful impact on the commissions earned), (2) the total bonus expenses increased due to our profit growth, (3) the hours worked per employee grew, and (4) our profit sharing expense grew.

Our health care costs in the second quarter of 2010 declined from the second quarter of 2009; however, year-to-date they increased. The increase in health care costs in 2009 and the first quarter of 2010 are due to the increase in the percentage of employees opting for expanded coverage as their spouses lost their insurance coverage at other employers, increases in COBRA costs due to changes in federal funding within COBRA, and an increase in health care utilization when compared to previous years. These conditions still exist in the second quarter of 2010; however, the spike in costs in the second quarter of 2009 changed the comparison.

The remaining costs within our operating and administrative expenses decreased 1.8% from the second quarter of 2009 and decreased 3.4% from the first quarter of 2010. Occupancy expenses increased 3.6% from the second quarter of 2009 and decreased 6.9% from the first quarter of 2010. The annual change in occupancy expense was driven by increases in utilities and taxes as our rent paid increased by 1.5%. The sequential change was driven by the drop in heating costs since the winter months. Net transportation costs included in operating and administrative expenses decreased 6.6% from the second quarter of 2009 and 1.8% from the first quarter of 2010. This decrease was driven by an improvement in the vehicle resale market which increased our vehicle costs in 2009, and the decrease from the first quarter of 2010 was driven by good expense discipline.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first and second quarters of 2010, our total vehicle fuel costs were approximately $6.4 million and $6.8 million, respectively. During the first, second, third, and fourth quarters of 2009, our total vehicle fuel costs were approximately $5.2 million, $5.7 million, $6.2 million, and $6.1 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, and changes in the number of vehicles at our store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

The average per gallon fuel costs and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	1st	2nd	3rd	4th

	2010 - Quarter
Diesel fuel	$2.89	3.06
Gasoline	$2.68	2.80

	2009 - Quarter
Diesel fuel	$2.19	2.29	2.61	2.70
Gasoline	$1.86	2.25	2.55	2.54

	2008 - Quarter
Diesel fuel	$3.47	4.30	4.38	3.11
Gasoline	$3.07	3.65	3.85	2.49

Per gallon price change	1st	2nd	3rd	4th

	2010 - Quarter
Diesel fuel	32.0%	33.6%
Gasoline	44.1%	24.4%

	2009 - Quarter
Diesel fuel	-36.9%	-46.7%	-40.4%	-13.2%
Gasoline	-39.4%	-38.4%	-33.8%	2.0%

Income taxes, as a percentage of earnings before income taxes, were approximately 38.3% and 38.1% for the first six months of 2010 and 2009, respectively.

WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at June 30,			Twelve Month Dollar Change		Twelve Month Percentage Change
	2010	2009	2008	2010	2009	2010	2009
Accounts receivable, net	$280,823	228,257	292,056	52,566	(63,799)	23.0%	-21.8%
Inventories	522,214	519,119	507,989	3,095	11,130	0.6%	2.2%

The accounts receivable increase of 23.0% from June 2009 to June 2010 was created by a daily sales increase of 21.1% in both May and June 2010. The accounts receivable decrease of 21.8% from June 2008 to June 2009 relates to a daily sales decrease of 20.7% and 22.5% in May and June 2009, respectively. A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity in the fourth quarter of 2008 and during the first two months of 2009 continued to result in inventory consumption that was less than the amount of inbound product. The inventory decrease began in March 2009 continued through most of 2009 and into the first quarter of 2010. Our inventory dropped approximately $9,000, $36,000, and $21,000 during the first, second, and third quarters of 2009, respectively. The inventory grew by approximately $10,000 in the fourth quarter of 2009; approximately half of this increase related to our December 2009 acquisition of Holo-Krome and the balance related to an increase in inventory stocking at our distribution centers to support the improving sales trends we have seen since August 2009. At the beginning of the year, our goal was to hold inventory flat in 2010. During the first half of 2010, our inventory decreased approximately $1,000 in the first quarter and increased approximately $15,000 in the second quarter, or a $14,000 increase year-to-date. This is disappointing to us. We expected to increase our inventory approximately $10,000 in the first half of the year to support increased sales. This makes our goal of holding inventory flat in 2010 more challenging.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the second quarter of 2010, we generated $40,499 (or 58.6% of net earnings) of operating cash flow; year-to-date, we generated $119,527 (or 95.5% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2009 allowed us to increase our first dividend payment (declared January 2010 and paid in February 2010) by 14.3% (from $.35 per share in 2009 to $.40 per share in 2010). On July 12, 2010 our Board of Directors declared our second semi-annual dividend payment for 2010 of $0.42 per share, a 13.5% increase over the second dividend payment of $0.37 per share in 2009. This dividend is payable in September 2010.

STOCK REPURCHASE:

In July 2009, we announced our Board of Directors had authorized purchases by us of up to 2,000,000 shares of our common stock. This authorization replaced any unused authorization previously approved by our Board of Directors. During 2009, we purchased 1,100,000 shares of our outstanding stock at an average price of approximately $37.37 per share. These purchases occurred in the fourth quarter of 2009. We did not purchase any stock in the first half of 2010.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 am, central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) our anticipated sales growth in the near future and our goals regarding sales growth, (2) the goals of our long-term growth strategy, 'pathway to profit', including the anticipated rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, our ability to capture leverage and working capital efficiency expected to result from this strategy, and our ability to increase overall productivity as a result of this strategy, (3) our ability to manage our employee related costs in the short-term while maintaining our sales, (4) our ability to improve our gross profit percentage in 2010, (5) our intent to increase our range of store openings commencing in the second half of 2010, (6) our intent to continue the practice of rationalizing store locations at the end of a lease and our expectations regarding the number of store closures in the remainder of 2010, and (7) our goals regarding inventory growth in 2010. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward‑looking statements: (1) a more prolonged downturn in the economy, a significant decline in industrial production, or a change, from that projected, in the number of North American markets able to support new stores could cause store openings to change from that expected and could impede our sales growth, (2)  a more prolonged downturn in the economy, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified outside sales personnel, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative, (3) a worsening trend in the economy and our sales, or changes in government regulations, could make it difficult to effectively manage our employee related costs in the short-term while maintaining sales, (4)  a more prolonged downturn in the economy, additional deflation, or a change in our purchasing patterns could affect our ability to improve our gross profit percentage in 2010, (5) a more prolonged downturn in the economy could affect our ability to increase our range of store openings commencing in 2010 and could impact our store rationalization practice, and (6) an unexpected dramatic increase or decrease in sales, or inflation related to the price of steel could impact our ability to meet our goal of holding inventory growth flat in 2010. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2009 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
	June 30,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$ 196,392	164,852
Marketable securities	24,464	24,400
Trade accounts receivable, net of allowance for doubtful accounts of $4,086	280,823	214,169
Inventories	522,214	508,405
Deferred income tax assets	14,760	12,919
Prepaid income taxes	--	11,657
Other current assets	49,833	45,962
Total current assets	1,088,486	982,364

Marketable securities	5,197	6,238
Property and equipment, less accumulated depreciation	344,465	335,004
Other assets, net	3,707	3,752

Total assets	$ 1,441,855	1,327,358

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 71,435	53,490
Accrued expenses	85,788	66,019
Income taxes payable	8,941	--
Total current liabilities	166,164	119,509

Deferred income tax liabilities	16,822	17,006

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	--	--
Common stock, 200,000,000 shares authorized, 147,430,712 shares issued and outstanding	1,474	1,474
Additional paid-in capital	2,333	333
Retained earnings	1,241,870	1,175,641
Accumulated other comprehensive income	13,192	13,395
Total stockholders' equity	1,258,869	1,190,843

Total liabilities and stockholders' equity	$ 1,441,855	1,327,358

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Six months ended		Three months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$1,091,955	964,241	571,183	474,894

Cost of sales	528,384	463,088	273,525	232,389
Gross profit	563,571	501,153	297,658	242,505

Operating and administrative expenses	361,193	352,052	185,783	172,143
Loss on sale of property and equipment	106	752	39	424
Operating income	202,272	148,349	111,836	69,938

Interest income	522	720	289	464

Earnings before income taxes	202,794	149,069	112,125	70,402

Income tax expense	77,593	56,837	42,958	26,864

Net earnings	$125,201	92,232	69,167	43,538

Basic and diluted net earnings per share	$0.85	0.62	0.47	0.29

Basic and diluted weighted average shares outstanding	147,431	148,531	147,431	148,531

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Six months ended
	June 30,
	2010	2009

Cash flows from operating activities:
Net earnings	$ 125,201	92,232
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	20,404	20,363
Loss on sale of property and equipment	106	752
Bad debt expense	3,370	4,689
Deferred income taxes	(2,025)	(3,064)
Stock based compensation	2,000	1,900
Amortization of non-compete agreement	34	34
Changes in operating assets and liabilities:
Trade accounts receivable	(70,024)	11,994
Inventories	(13,809)	45,128
Other current assets	(3,871)	15,493
Accounts payable	17,945	(12,699)
Accrued expenses	19,769	(12,010)
Income taxes	20,598	1,453
Other	(171)	1,287
Net cash provided by operating activities	119,527	167,552

Cash flows from investing activities:
Purchase of property and equipment	(32,211)	(32,638)
Proceeds from sale of property and equipment	2,240	3,686
Net decrease (increase) in marketable securities	977	(24)
Net decrease in other assets	11	34
Net cash used in investing activities	(28,983)	(28,942)

Cash flows from financing activities:
Purchase of common stock	--	--
Payment of dividends	(58,972)	(51,986)
Net cash used in financing activities	(58,972)	(51,986)

Effect of exchange rate changes on cash	(32)	1,151

Net increase in cash and cash equivalents	31,540	87,775

Cash and cash equivalents at beginning of period	164,852	85,892
Cash and cash equivalents at end of period	$ 196,392	173,667

Supplemental disclosure of cash flow information:
Cash paid during each period for income taxes	$ 59,020	55,384
CONTACT:  Fastenal Company
          Dan Florness, EVP and Chief Financial Officer
          507.454.5374